Exhibit 10.4
Geoserve Marketing, LLC.

Investor Relations

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into this 15th Day of February, 2011, between Geoserve Marketing, LLC, (the “Consultant”), whose principal place of business is Sugar Land, Texas and Strategic American Oil Corporation, (the “Client”), whose principal place of business is Corpus Christi, TX.

WHEREAS:

The Consultant is willing and capable of providing on a “Best Efforts” basis, various consulting services. The Client desires to retain the Consultant as an Independent Contractor based upon the following terms and conditions. This includes financial public relations for and on behalf of the client in relation to interactions with broker-dealers, shareholders and members of the public.  This may also include certain fund raising efforts and advice as requested by Client of the Consultant as well as advice concerning strategic acquisitions and planning. In consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties herein agree as follows:

CONSULTING SERVICES.  The Client hereby retains the Consultant as an independent consultant to the Client and the Consultant hereby accepts and agrees to such retention. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties. The Consultant shall render to the Client such services of an advisory or consultative nature in order to act as an Investor Relations arm of The Client.

1.	TERM OF AGREEMENT. The term of this agreement shall be 3 years from the date herein and shall terminate at the end of that period unless renewed in writing and accepted by both parties.

2.
DISCLOSURE OF INFORMATION.  The Consultant recognizes and acknowledges that it will have access to certain confidential information of the Client and its affiliates that are valuable and unique assets or property of the Client and its affiliates. The Consultant will not, during or after the term of this agreement, disclose, without the prior consent or authorization of the Client, any of such information to any person, except to authorized representatives of the Consultant its affiliates for any reason or purpose whatsoever. The Client agrees that such authorization may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process. It is the intention of the parties that the Consultant will gather all publicly available information relating to the Client and confer with officers and directors of the Client in an effort to consolidate the information obtained in summary form for the dissemination to interested parties.

3.
TIME, PLACE AND MANNER OF PERFORMANCE.  It is intended that the Consultant will provide research on the Client and distribute the Client’s story to institutions, portfolio managers, broker dealers, and retail clients and other persons whom the Consultant determines in its sole discretion, are capable of effectively disseminating such information to the general public. The Consultant will also advise the Client concerning investor relations and promotional matters relating to the Client and its business and will showcase the Client for as long as this Agreement is in effect. Consultant will act upon the Client’s behalf in the investment community, with existing shareholders, and the public. It is expressly agreed and acknowledged that the Consultant will not be expected to provide any investment advice or recommendations regarding the client to anyone. The Consultant will focus on contacting persons, generally through conventional communications in order to familiarize them with information concerning the Client. Additionally, the Consultant shall be available for advice and counsel to the officers and directors of the Client at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined in the sole discretion of the Consultant.

4.
WORK PRODUCT.  It is agreed that, prior to public distribution, all information and materials produced by the Consultant for the Client shall be the sole and exclusive property of the Consultant. All copyright and title to said work shall be the property of the Consultant free and clear of all claims thereto by the Client, and the Client shall retain no claim of authorship therein.

5.
EXPENSES. All expenditures incurred by Consultant on behalf of Client in conjunction with the performance of his duties shall be reimbursed by Client to Consultant provided Client has pre-approved said expenditures.

6.	DELIVERABLES. The Consultant shall advise on marketing strategies and the effect on the stock trading and shall make or cause to be made introductions to brokers and investors.

7.
NATURE OF RELATIONSHIP.  It is understood and acknowledged by the parties that the Consultant is being retained by the Client in an independent capacity and that, in this connection, the Consultant hereby agrees, except as provided in paragraph (4) herein above or unless the Client shall have otherwise consented in writing, not to enter into any agreement or incur any obligation on behalf of the Client.

8.
CONFLICT OF INTEREST.  The Consultant shall be free to perform services for other persons.  The Consultant will notify the Client of its performance of consulting services for any other person that could conflict with its obligations under this agreement

9.	NOTICES. Any notices required to be given under this Agreement shall be sufficient, if in writing and delivered or sent registered or certified mail to the principal office of each party.

10.	WAIVER OF BREACH. Any waiver by the Consultant of a breach of any provision of this Agreement by the Client shall not operate or be construed as a waiver of any subsequent breach by the Client.

11.
WAIVER AND MODIFICATION.  Any waiver, alteration or modification of any of the provisions of this Agreement shall be made in writing and signed by the parties hereto. Each party may waive any of its rights herein without affecting a waiver with respect to any subsequent occurrences or transactions.

12.	INDEMNIFICATION. With regard to this agreement, Client agrees to hold harmless and to defend Consultant from any action arising from the lawful performance of his duties on behalf of Client

13.
APPLICABLE LAW.  It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and pursuant to the laws of the state of Texas and that any action or any proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the state of Texas shall be applicable and shall govern to the exclusion of law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

14.
SEVERABILITY. This Agreement may be dissolved at any time by the express consent of both parties. In the event any part of this agreement shall be held to be invalid by any competent court or arbitration panel, this Agreement shall be interpreted as if only that part is invalid and that the parties to this Agreement will continue to execute the rest of this Agreement to the best of their abilities unless both parties mutually consent to the dissolution of this Agreement.

15.	COUNTERPARTS. This Agreement may be executed in counter parts, each of which shall be deemed an original but both of which taken together shall constitute the same document.

16.
COMPENSATION.  The Client agrees to issue and deliver Strategic American common stock purchase warrants in the name of Geoserve Marketing, LLC according to the following schedule: Upon signing, Consultant shall be issued 5-year term warrants to purchase twenty million (20,000,000) shares of Rule 144 restricted common stock of Strategic American Oil Corporation at a price of $0.10 per share which shall constitute pre-payment for services rendered in the first year of the agreement. Upon the first anniversary of this agreement, the 15 million warrants under the same terms shall be issued as pre-payment for services rendered in the second year, and likewise for the second anniversary 15 million warrants shall be issued as pre-payment for services rendered in the third year.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

CONSULTANT

/s/ Michael E. Watts

Michael E. Watts	Date February 15, 2011
President
GEOSERVE MARKETING, LLC

CLIENT
/s/ Jeremy G. Driver

Jeremy G. Driver
Chief Executive Officer	Date February 15, 2011
STRATEGIC AMERICAN OIL CORPORATION